First Corporation retains Private Trading System to report on efficacy of Gecko software

LONDON--07/07/11 - First Corporation (OTCBB:FSTC) has retained Private Trading Systems PLC (PTS) to report on the efficacy of Gecko Landmarks Ltd. software. The Company recently announced a Letter of Intent to acquire an initial 10% equity interest in Gecko, the producer of the highly innovative Global Landmark Data and related software technology. First Corporation has commissioned the specialist IT department of PTS to report on Gecko's software as part of the due diligence process.

PTS has received $25,000 plus expenses with an additional $15,000 due upon completion of the report expected the end of July. Subject to findings, First Corporation intends to conclude the transaction with Gecko as soon as possible thereafter, subject to regulatory requirements.

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:

Emerson Gerard Associates

Jerry Jennings

561-881-7318

jerry@emersongerard.com